Exhibit 10.2

Second Amended and Restated Employment Agreement

Second Amended and Restated Employment Agreement (this “Agreement”) dated as of November 1, 2013 (the “Effective Date”) by and between Prospect Global Resources Inc. a Nevada corporation (the “Company”), and Wayne E. Rich (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of September 6, 2011, which was amended and restated as of June 13, 2012 (together, the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement, in its entirety, on the terms and subject to the conditions set forth herein, effective as of the Effective Date but subject to Executive’s actual receipt of the unpaid bonus pursuant to Section 2.c.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, Company and the Executive agree as follows:

1.                                      Employment:  The Company hereby agrees to employ the Executive as the Treasurer and Senior Vice President of Finance and Accounting of the Company, commencing on the Effective Date, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2.                                      Compensation and Related Matters:

a.                                      Base Salary: Commencing on the Effective Date and during the Executive’s term of service (the “Employment Period”), the Company shall pay the Executive a base salary at the rate of not less than $240,000 per year (“Base Salary”).  The Executive’s Base Salary shall be paid in accordance with the Company’s normal payroll practice or, if no such practice is established, in equal installments at the end of each month.  The Executive’s Base Salary shall be reviewed at least annually by the Company in accordance with its procedures for reviewing the compensation of senior officers, and may be increased, but not decreased, in the Company’s discretion.  If the Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this agreement.

b.                                      Stock Options: The Original Agreement provided for the grant of options to purchase 20,000 shares of the Company’s common stock (“Common Stock”), all of which are now vested.  The Compensation Subcommittee of the Governance, Nominating and Compensation Committee of the Company’s Board of Directors has

granted the Executive fully vested options to purchase an additional 75,000 shares (the “Options”) of the Company’s common stock (“Common Stock”) at $2.25 per share.  The Options shall be exercisable on a cashless basis for ten years following the Effective Date (the “Expiration Date”); provided, that if the Executive’s employment with the Company has terminated for any reason other than a termination for “Cause” (as defined below), the Options shall be exercisable until the earlier of the Expiration Date and the date that is five years from the date of termination of employment.  This provision is subject to applicable state and federal securities laws. The Executive shall also be eligible for additional grants of equity or long-term incentive compensation, in the Committee’s discretion, on the same basis as other senior executives of the Company. In the event of any conflict between the terms of this Agreement and either the 2011 Employee Equity Incentive Plan (as subsequently amended or that may hereafter be amended) or any agreement evidencing the grant of the Options, the terms of this Agreement shall control.

For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony (other than a violation based on operation of a vehicle) or entering the plea of nolo contendere to such crime by the Executive; (B) the Executive’s commission of a crime involving fraud or intentional dishonesty, which results in the Executive’s substantial personal enrichment and material adverse effect to the Company; or (C) the Executive becoming subject to any securities related sanctions related to the Company other than those based on an act of the Company itself for which the Executive is charged solely as a result of his position with the Company.

c.                                       Annual Bonus: For each full fiscal year of the Company that begins and ends during the Employment Period, the Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Subcommittee of Governance, Nominating and Compensation Committee of the Board of Directors, or a successor body designated by the Board of Directors (the “Compensation Committee”) (the “Annual Bonus”), in its sole discretion based on the achievement of performance goals established by the Compensation Committee for each such fiscal year, which may include targets related to the earnings before interest, taxes, depreciation and amortization (“EBITDA”), financial reporting and financial controls of the Company.  On the Effective Date the Company shall pay the Executive by wire transfer into Executive’s bank account his unpaid bonus amount of $120,000, provided this Agreement shall not become effective until the

Executive has actually received the $120,000 unpaid bonus amount and further provided the Original Agreement shall not terminate until Executive has actually received the $120,000 unpaid bonus amount.

d.                                      Payment: Any and all amounts owing under this Agreement shall be paid to the Executive simultaneously with any like-kind payments to the Company’s other employees or officers.

e.                                       Vacation: The Executive shall be entitled to four weeks of vacation per fiscal year. Up to three weeks of vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year.  Vacation shall accrue to the Executive at a rate of not less than one week per quarter in advance, and the Company acknowledges that as of the Effective Date the Executive has accrued 21 days of vacation time.

f.                                        Expenses: The Company will reimburse the Executive for all expenses related to Company business, including, but not limited to travel, marketing, communication, due diligence, legal fees and expenses, etc.

g.                                       Welfare, Pension and Incentive Benefit Plans: During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its officers or senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its officers or senior executives.

h.                                      Professional Development: The Company will reimburse the Executive for education and professional development expenses related to courses or programs selected by the Executive in the natural resources sector up to $10,000 per calendar year. The Executive may take such courses during normal business hours and will not be required to utilize vacation time.

i.                                          Tax Consequences: The Executive understands and agrees that he is solely responsible for any and all taxes due as a result of any compensation, including severance pay compensation provided hereunder.  The Company has provided no tax advice to the Executive in connection with this Agreement and/or any other compensation or benefits provided to the Executive, and the Executive is hereby advised to seek tax advice from his own tax advisors regarding this Agreement and payments and benefits that may be provided hereunder.  The Executive is specifically advised to consult with his tax advisors regarding the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time.  While the payments and benefits contemplated hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event shall the Company or its affiliates be liable for any additional tax, interest, or penalties that may be imposed upon the Executive as a result of Section 409A, or any damages for failing to comply with Section 409A, nor shall Company have any obligation with respect to any tax obligation of the Executive as a result of or attributable to this Agreement or the compensation and benefits contemplated hereunder.

3.                                      Responsibilities: The Executive will have the responsibilities of a treasurer and principal accounting officer which will include principally responsibilities for SEC filings, accounting, financial reporting (internal and external), budgeting, forecasting, insurances, tax, etc.  The Executive shall report directly to the Company’s Chief Executive Officer.

4.                                      Termination Upon Death or Disability of the Executive: This Agreement shall terminate upon the Executive’s death, effective as of the date of such death.  The Company may, at its option, either suspend compensation payments or terminate this Agreement due to the Executive’s Disability.  For purposes of this Agreement, “Disability” shall mean that the Executive is incapable, even with reasonable accommodation by the Company, of performing his employment duties because of injury to, or physical or mental illness of, the Executive for 30 consecutive days, or the Executive is unable or shall have failed to perform his employment duties for a total period of 60 days, regardless of whether such days are consecutive.  If the Company suspends compensation payments because of the Executive’s Disability, the Company shall resume compensation payments when the Executive resumes performance of his employment duties.  The foregoing is not intended to impair any entitlement of the Executive to long- or short-term disability insurance or similar protection, whether provided by or through the Company or otherwise.

5.                                      At-Will Employment; Severance: The Executive’s employment with the Company is on an at-will basis.  If the Executive’s employment is terminated by the Company for any reason other than Cause, including a Change of Control (as defined below), or by the Executive for Good Reason (as defined below), the Company shall provide severance to the Executive, payable in accordance with the Company’s normal payroll practice, of three month’s Base Salary, the amount remaining to be paid, if any, of any bonus that has been previously determined in connection with Section 2.c to the

Executive, Base Salary through the date of termination, accrued vacation through the date of termination, any reimbursement of all business and professional development expenses incurred but not yet reimbursed and any benefits payable upon termination of employment under the Company’s employee benefit plans (other than any severance pay plan). Notwithstanding the previous sentence, if the Executive’s employment is terminated by the Company for any reason other than Cause, including a Change of Control or by the Executive for Good Reason, on or prior to the 90th day following the Effective Date, in lieu of receiving the severance described herein the Executive shall be entitled to the severance benefits set forth in Section 4 of the Original Agreement, subject to the terms and conditions of that section.

For purposes of this Agreement, “Change in Control” shall mean the occurrence, subsequent to the Effective Date, of any of the following: (A) by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of the Company’s then outstanding securities (provided such person or group was not a beneficial owner of more than 35% of the combined voting power of the Company’s then outstanding securities as of the Effective Date); (B) as a result of any merger, consolidation, combination or sale or issuance of securities of the Company, or as a result of or in connection with a contested election of directors, the persons who were directors of the Company as of the Effective Date cease to constitute a majority of the Board of Directors of the Company (the “Board”); or (C) by a transaction or series of transactions, the authority of the Board over any activities of the Company becomes subject to the consent, agreement or cooperation of a third party other than shareholders of the Company.

For purposes of this Agreement, “Good Reason” shall mean any of the following:  (A) reduction of Executive’s title, position, responsibilities, authority or duties to a level less than the title, position, responsibilities, authorities or duties he occupied or possessed, on the date immediately preceding such reduction; (B) a reduction in Executive’s Base Salary, other than as part of a general reduction of senior management compensation that does not apply disproportionately to the Executive; (C) the Company requiring the Executive to be based at a materially different geographic location, other than as part of a relocation of a significant portion of the Company’s senior management (provided that as part of the relocation of a significant portion of the Company’s senior management the Company shall pay as incurred to the Executive all expenses reasonably incurred by the Executive in relocating to a materially different geographic location, these expenses to include but not be limited to moving expenses, and all other costs and fees reasonably incurred by Executive and his family in relocating to the new location; (D) the Company’s material breach of any provision of this Agreement or any other agreement between the Company and the Executive; or (E) a failure by the Company to obtain the assumption of this Agreement by any successor to or assignee of substantially all of the Company’s business and/or assets.  Notwithstanding the foregoing, the Executive’s resignation shall not be considered to be for Good Reason unless the Company receives, within 90 days following the date on which the Executive knows, or with the exercise of reasonable diligence would know, of the occurrence of any of the events set forth in clauses (A) through (E) above, written notice from the Executive specifying the specific basis for his belief that he is entitled to terminate employment for Good Reason, the Company fails to cure the event constituting Good Reason within 30 days after receipt of such written notice thereof, and  the Executive terminates employment within 30 days following expiration of such cure period.

Notwithstanding the foregoing, the Executive shall not be entitled to receive the severance pay and benefits described in the preceding paragraph (other than Base Salary through the date of termination, the amount remaining to be paid, if any, of any bonus that has been previously determined in accordance with Section 2.c or otherwise, accrued vacation, any reimbursement of all business and professional development expenses incurred but not yet reimbursed, and any benefits payable upon termination of employment under the Company’s employee benefit plans), until the Executive has executed a general release (the “Release”) of all claims against the Company arising out of his employment, other than claims arising after the date of execution, the Executive’s right to indemnification and continued coverage under the Company’s Director’s and Officer’s policy, and claims that cannot by law be released.  The Release shall be on commercially reasonable terms, in the form customarily used by the Company for its senior executives, and shall also provide for the Company to release any claims against the Executive not involving fraudulent or illegal conduct.  In order to receive such severance, the Executive must have signed the Release, and the period provided therein for revocation must have expired, by the 60th day after the date of termination.  Payment of severance shall commence as soon as practical after the revocation period has expired, provided that if the 60th day following the date of termination falls in the calendar year after the year of termination, no form of severance that is subject to Section 409A shall be paid until the first day of the second calendar year.

6.                                      The Executive shall not be required to mitigate damages in order to receive the severance pay and benefits, and the Executive’s severance pay and benefits shall not be offset by any compensation received by the Executive from other sources, except to the extent that the Executive’s medical coverage is discontinued by reason of his becoming covered by another medical plan in accordance with COBRA.

7.                                      Location: The Executive will be based in the Denver, Colorado, metropolitan area.  During the Employment Period, the Company shall provide the Executive with an office and appropriate equipment and support staff.

8.                                      Representations and Warranties: The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due execution by the Executive, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

9.                                      Indemnity:  The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the Executive is or was a trustee, director, member, agent or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Colorado law, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

a.                                      Expenses. As used in this Section 9, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

b.                                      Enforcement. If a claim or request under this Section 9 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Colorado law.

c.                                       Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

d.                                      Insurance.  The Company will maintain a Director’s and Officer’s Insurance Policy naming the Executive as a covered party in an amount deemed sufficient by the Company.

10.                               Release:  Except and only to the extent specifically set forth in the last sentence of the first paragraph of Section 5, the Executive forever settles, releases, waives, and acquits the Company, and its predecessors, assigns, purchasers, subsidiaries, affiliates, past and present, as well as the employees, officers, directors, shareholders, agents, representatives and attorneys of each, past and present (collectively the “Released Entities”) of each and every claim, whether known or unknown, which exists as of the date of the Executive’s signature on this Agreement, or which may hereafter arise against the Released Entities, arising out of or relating to the Original Agreement.

11.                               Termination of Original Agreement:  The Executive and the Company acknowledge and agree that the terms of the Original Agreement are terminated and of no further force and effect Except and only to the extent specifically set forth in the last sentence of the first paragraph of Section 5, and that this Agreement and the option agreement related to the Executive’s original stock options and the Options are the only agreements governing the Executive’s employment with the Company.

12.                               Survival of Certain Provisions: The representations, warranties and covenants and indemnity provisions contained in Sections 2, 4, 5, 6, 8, 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, 21 and 22 of this Agreement and the Company’s obligation to pay the Executive any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of any completion or termination of this Agreement or the Executive’s employment to the extent necessary to enable the parties to enforce  their respective rights hereunder, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, the indemnified parties and any such person.

13.                               Notices: Any notice given with respect to this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at 1401 17th Street, Suite 1550, Denver, CO 80202, and (b) if to the Executive, at 11074 Grayledge Circle, Highlands Ranch, CO 80130, in either case with a copy to the Company’s legal counsel, Jeff Knetsch, Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, 22nd Floor, Denver, CO 80202. Either party may change the address to which notices shall be given by notice given in the same manner.

14.                               Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.                               Third Party Beneficiaries: This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

16.                               Validity: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.                               Dispute Resolution: If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. Each party shall pick a mediator selector and the two mediator selectors shall then pick and appoint a mediator.  The Company will pay all mediation related costs, including, without limitation, the Executive’s costs and reasonable fees, including attorneys’ fees, incurred in selecting a mediator and obtaining counsel for purposes of the mediation.

18.                               Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, shall be instituted and maintained in the State or Federal courts sitting in the State of Colorado.  Each party waives the right to change of venue.

19.                               Miscellaneous: No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer or a director of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

20.                               Section 409A:  It is the intent of the parties that all amounts payable to the Executive pursuant to this Agreement or otherwise shall either be exempt from Section 409A, or shall be paid in a manner that complies with all requirements of Section 409A, and to the maximum extent possible this Agreement shall be so construed.  Without limiting the generality of the foregoing, any reimbursement of expenses that constitutes taxable income shall be paid to the Executive not later than the last day of the year following the year in which the expense is incurred, and, to the extent that any amount payable to the Executive by reason of his termination of employment constitutes deferred compensation subject to Section 409A, (A) if the Executive incurs a termination of employment that does not constitute a “separation from service” as defined in Section 409A, then Executive’s right to payment of such amount shall be vested at the time of his termination of employment, but payment shall be deferred until the Executive incurs a separation from service as so defined or dies, and (B) if the Executive is a “specified employee” as defined in Section 409A at the time he incurs a separation from service, any amount payable by reason of such separation from service (including an amount deferred pursuant to (A)) shall not be paid until the first day of the seventh month following the month that includes the separation from service, or if earlier the date of the Executive’s death.  Any amounts deferred pursuant to (A) or (B) shall be paid in a lump sum, without interest, at the time specified in (A) or (B).

21.                               Agreement Controls: Unless otherwise provided for in this Agreement, if any of the Company’s policies, procedures and/or practices conflict with this Agreement (together with any amendments hereto), this Agreement (and any amendments hereto) shall control.

22.                               Section Headings: The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

The parties have executed this Agreement as of the Effective Date, as defined above.

Wayne E. Rich	Prospect Global Resources Inc.

/s/ Wayne E. Rich	By:	/s/ Damon G. Barber
Damon G. Barber
President and Chief Executive Officer